EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q2 2017 Earnings Call

Company Participants
T. Wilson Eglin, Chief Executive Officer and President
Patrick Carroll, Chief Financial Officer
James Dudley, Director of Asset Management
Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning, and welcome to the Lexington Realty Trust Second Quarter 2017 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Ms. Heather Gentry, Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust Second Quarter 2017 Conference Call and Webcast. The earnings release was distributed this morning, and both the release and supplemental disclosure package that detailed this quarter's results are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington Realty Trust files with the SEC from time to time, could cause less intense action results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake our duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to adjusted company FFO refer to adjusted company funds from operations available to equity holders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me on today's call to discuss Lexington's Second Quarter 2017 results are Will Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer. Will, Pat and other executive members of management, including our transactions group, will be available to answer questions following our prepared remarks. I will turn the call over to Will.

T. Wilson Eglin:

Thanks Heather. Good morning everyone and thank you for joining our Second Quarter 2017 earnings call and webcast.

During the second quarter, we continued to make progress on multiple fronts, including high-quality industrial investment activity, portfolio simplification through asset sales, continued headway on addressing lease expirations, and maintaining a strong and flexible balance sheet. These are larger themes you will continue to see in the coming quarters as we actively improve and reposition our existing portfolio. During the quarter, acquisition and build-to-suit activity progressed, and we had the opportunity to sell a good portion of non-core, low revenue-generating assets. Our portfolio was 98.1% leased at quarter end on strong leasing volume of 1.4 million square feet, and our balance sheet remains in excellent shape, with leverage at 5.4x and nothing drawn on our credit line at June 30. We generated net income of $0.02 per diluted common share and adjusted company FFO of $0.23 per diluted common share for the quarter, and we are reaffirming our 2017 adjusted company FFO guidance within the range of $0.94 to $0.98 per diluted common share. Now let's take a closer look at the quarter and how we are positioned moving into the second half of the year.

Starting with dispositions, we sold $60 million of property during the quarter at GAAP and cash cap rates of 5.2% and 5.3%, respectively. These asset sales, which included a mix of short-term leased, multi-tenanted and vacant properties, further simplified our portfolio and helped to improve our overall portfolio lease term. Additionally, the sales created liquidity to accretively redeploy into new investments, as the sold properties were generating low revenue in relation to the sales price. Total disposition volume of approximately $247 million through June 30 included $152 million of wholly-owned properties at average GAAP and cash cap rates of 7.6% and 7.8%, respectively; $6 million related to a nonconsolidated property; and approximately $89 million in loan sales. We sold an additional $8 million of assets subsequent to quarter end, which included 1 retail property and 1 vacant office property. With only approximately $100 million to $150 million left to sell of our announced 2017 property disposition plan, each quarter, we have consistently made further progress towards a higher-quality, single-tenant industrial and office portfolio.

On the investment front, we closed on approximately $166 million of investments at average GAAP and cash cap rates of 8.1% and 7.2%, respectively, during the quarter. This brings our completed investment volume for the first half of the year to $284 million at GAAP and cash cap rates of 8.1% and 7.2%, respectively. Industrial purchases included 2 large warehouses, 1 of which is located in Cleveland, Tennessee, and leased to GE for 7 years, and the other located in San Antonio, Texas, leased to Carrier Corporation for 10 years. The third industrial asset was a previously announced build-to-suit located in Grand Prairie, Texas, leased to O'Neal Metals for 20 years. We also completed an office build-to-suit for AvidXchange, a key player in the automated accounting solutions industry, in Charlotte, North Carolina, for a 15-year term. Subsequent to the end of the quarter, in early August, we purchased an industrial facility for $67 million located in McDonough, Georgia, leased to Georgia Pacific for 10.5 years. An addition $124 million of industrial build-to-suit projects at average GAAP and cash cap rates of 7.9% and 6.8%, respectively, are expected to come online in the third quarter of 2017. Assuming all of these transactions close, new portfolio investments in 2017 will have an average weighted lease term of 14.6 years and add an additional 5.6 million square feet to our portfolio.

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Our investment strategy continues to emphasize build-to-suit industrial projects and the purchase of high-quality warehouse and distribution facilities leased to good credit tenants in mainly secondary markets, with less focus on office transactions. While we have yet to see much change in overall pricing for industrial assets, we are still finding relatively attractive pricing in the market for properties with 7 to 10 years of lease term. We expect higher-yielding investments will be originated in the build-to-suit market, including specialized industrial or office properties where we can secure a 15- to 20-year lease commitment, although our preference remains on the industrial sector. We continue to see opportunities in the industrial area, and we believe that, longer term, a higher percentage of industrial assets versus office assets will allow for improved earnings growth, lower capital expenditures, and potential multiple expansion over time. To date, investment volume, including closed transactions and commitments, totals $475 million at estimated GAAP and cash cap rates of 7.7% and 6.7%, respectively. We believe with our strong balance sheet position, cash on hand and active disposition program, we are well positioned to fund our current commitments and act on new opportunities.

Turning to leasing, we had an active quarter, having leased approximately 1.4 million square feet and sold 1.1 million square feet of vacancy during the second quarter. On renewals, GAAP and cash rents for industrial properties increased approximately 5% and 1%, respectively, while office renewal rents increased approximately 4% on a GAAP basis and decreased 14% on a cash basis. The decrease in cash office rents was primarily the result of a rent reset for our Herndon, Virginia, property leased to the government, as well as a change in the lease structure from gross to triple-net for our 15-year lease renewal with Arrow Electronics in Centennial, Colorado. The Arrow lease renewal was an extremely positive transaction for us, as Arrow's previous annualized gross rent of $22.06 per square foot, when netted for expenses, was approximately $13.06 per square foot. The new net lease rent per square foot totals $18.50, allowing us to collect a higher overall net rent, which encompasses savings of approximately $1.2 million in annual property expenses for this asset. We were 98.1% leased at quarter end, a 190 basis point increase compared to the first quarter of 2017, and both second quarter property sales and new investments coming online helped to increase our weighted average lease term from 8.8 years at March 31, 2017, to 9 years at the end of the second quarter.

Significant lease renewals for the quarter included the 15-year office lease renewal with Arrow Electronics in Centennial, Colorado, and the 4-year office lease renewal with our government property we just mentioned, as well as a 5-year industrial lease renewal with Clearwater Paper Corporation in Shelby, North Carolina, which extends their lease out to 2036. With only limited lease expirations left to address this year, we remain in negotiations with New Cingular and have begun negotiations with the tenant in our 640,000-square-foot industrial facility in Statesville, North Carolina, whose lease is set to expire at the end of the year. Subsequent to the end of the quarter, we extended 2018 lease maturities for 2 industrial assets. This included a 247,000-square-foot 10-year lease renewal with Tenneco Automotive in Marshall, Michigan, and a 772,000-square-foot 2-year lease renewal with ODW Logistics in Columbus, Ohio. Briefly touching on some of our properties with 2017 vacancies, we were able to sell our Des Moines, Iowa, property very shortly after coming off-lease, and we continue to be active in marketing both our Fishers, Indiana, and High Point, North Carolina, properties for sale or lease. Our vacant square footage to lease or sell represented approximately 1.9% of the overall portfolio at quarter end, and we continue to make progress whittling down this segment of the portfolio.

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In summary, through June 30, we have been a net acquirer, with current acquisition and completed build-to-suit volume exceeding property disposition volume. We continue to be well positioned to act on opportunities that may arise in the second half of the year. Investment activity will remain focused on industrial purchases and build-to-suits, with select opportunities in the office sector. Leasing activity was strong in the second quarter, and the majority of 2017 lease expirations have been addressed. We expect that the concentrated period of elevated office rollover we have been managing through will end by mid-2019. Our multi-year disposition program will be substantially completed over the remainder of 2017, with a relatively modest amount left to sell in 2018. And the addition of new assets over this time period will continue to improve the quality of our portfolio. We believe these 3 factors will significantly influence our longer-term growth potential and provide for an improved valuation. Our efforts have begun to pay off, and we will continue to proceed diligently to finish the job.

With that, I will now turn the call over to Pat, who will review our financial results in more detail.

Patrick Carroll:

Thanks, Will. Good morning, everyone. Gross revenues in the second quarter were $96 million, compared with gross revenues of $117 million for the same time period in 2016. The year-over-year change is attributable to 2016 and 2017 property sales, mainly the New York City land investments that we've sold in 2016; the lease termination payment we received in 2016; and lease expirations, which were offset by revenues generated from acquisitions and new leases.

Net income attributable to common shareholders for the second quarter was $0.02 per diluted common share, or approximately $6 million, compared to net income attributable to common shareholders of $0.23 per diluted common share, or $54 million, for the same time period in 2016. Impairment charges of $14 million were recognized during the quarter, compared to $10 million of gains related to property sales. These impairment charges were primarily attributable to our Fishers, Indiana, office property, which is currently being marketed for sale. For the first half of the year, gains on sales totaled approximately $44 million, compared to impairment charges of $22 million. In addition, during the second quarter of 2017, we took a $3.5 million impairment charge on our joint venture investment that owns a Gander Mountain retail property in Palm Beach Gardens, Florida. We estimate our 2017 guidance for net income attributable to common shareholders in the expected range of $0.65 to $0.69 per fully diluted common share. This estimate is sensitive to the timing and composition of acquisitions and sales, among other factors.

Adjusted company FFO for the quarter was approximately $57 million, or $0.23 per diluted common share, compared to $79 million, or $0.32 per diluted common share, for the same time period in 2016. This decrease was primarily the result of the sale of the New York City land investments in 2016, which generated $0.04 per share of adjusted company FFO in the second quarter of 2016, coupled with a reduction in recognized lease termination income, which generated an additional $0.04 per share of adjusted company FFO in the second quarter of 2016. Furthermore, certain items impacted our adjusted company FFO in the second quarter of 2017. We incurred $900,000 in litigation expenses for a previously foreclosed upon property, $600,000 in net operating costs for our Des Moines, Iowa, property price to its sale, and a $300,000 write-off of reimbursements for a delinquent retail tenant. We also did not recognize any revenue in our Gander Mountain Palm Beach Garden asset, in which we have a 25% joint venture interest. In the first quarter of 2017, we recognized approximately $100,000 of earnings for this asset. These items taken together reduced adjusted company FFO by $1.9 million in the second quarter of 2017.

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GAAP rents were in excess of cash rents in the second quarter by approximately $4.8 million. This relates primarily to the straight-lining of tenant rents. On page 20 of the supplement, we have included estimates of both GAAP and cash rents for the remainder of 2017 and 2018 for leases in place at June 30, 2017. This does not assume any tenant releasing of vacant space, tenant lease extensions on properties with scheduled lease expirations, property sales or property acquisitions.

Same-store net operating income was $140 million for the 6 months ended June 30, 2017, compared to $143 million for the same time period in 2016. And same-store percentage leased was 97.8% for the 6 months ended June 30, 2017, compared to 98.9% for the same time period in 2016. These decreases are primarily the result of 2016 and 2017 office move-outs and a tenant liquidation in Rock Hill, South Carolina, which property was sold in the third quarter of 2017.

Property operating expenses for the second quarter were approximately $13 million, slightly higher compared to the same time period in 2016. As previously noted, this was attributable to cost incurred on a vacant property prior to its sale and the write-off of reimbursements attributable to a tenant delinquency coupled with operating expense obligations of newly vacant properties.

G&A expenses were $8.1 million for the second quarter of 2017, which were in line with the same time period in 2016. Our guidance assumes that for the second half of the year, G&A will range between $17 million and $18 million.

Now, turning to the balance sheet, our balance sheet remains in good shape as we move into the second half of the year. At the end of the second quarter, we had $129 million if cash on the balance sheet, including cash classified as restricted. We utilized cash in the second quarter to fund new acquisitions and anticipate that we will continue to do so as needed for the current investment commitments and new investments. We had approximately $1.8 billion of consolidated debt outstanding at the end of the second quarter, at a weighted average interest rate of 3.8%. All of our current debt is fixed, with the exception of $129.1 million of trust preferred securities, which converted on May 1 to an attractive rate of 3-month LIBOR plus 170 basis points, which was 2.87% at June 30, 2017. The previous fixed rate was 6.804% per annum.

Fixed charge coverage at the end of the quarter was approximately 2.6x, and leverage for the quarter was 5.4x net debt to adjusted EBITDA, compared to 4.9x at the end of the first quarter of 2017. Leverage has ticked up primarily due to the timing of dispositions and acquisitions, as we use cash on our balance sheet to fund new acquisitions. We retired $20 million of secured debt during the second quarter. As of June 30, 2017, we had approximately $44 million of non-recourse balloon mortgage payments with an average rate of 6.1% coming down in the remainder of 2017, of which $22 million represents mortgages currently in maturity default. Subsequent to quarter end, we satisfied $21.7 million of non-resource secured mortgages which were scheduled to mature in the fourth quarter of 2017. Our unencumbered asset base was approximately $3.2 billion, representing approximately 72% of our NOI as of June 30, 2017, and continues to give us significant financial flexibility.

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As of June 30, 2017, we had no borrowings outstanding on our $400 million revolving credit facility, with the exception of a $4.6 million letter of credit to secure our obligation to purchase a new industrial forward commitment. Again, this is another capital source we can utilize as we look to fund investment commitments and new investments. Subsequent to quarter end, we drew $70 million on our line to complete the Georgia Pacific acquisition.

We paid approximately $5.6 million in lease costs and tenant improvements during the quarter, and we expect our TIs and leasing costs could be up to $17 million in the second half of 2017, depending on leasing and releasing volume.

Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat. Operator, I have no further comments at this time. So we're ready for you to conduct a question-and-answer portion of the call.

Operator:

(Operator Instructions) The first question comes from Craig Mailman of KeyBanc.

Laura Dickson:

Hi, everyone. This is Laura Dickson here with Craig. Will, on the last call, you noted the competitive bidding environment for industrial. Can you just talk a bit about the industrial assets you acquired this quarter and subsequent to quarter end, and then the range of cap rates you had on the assets?

T. Wilson Eglin:

Sure. It has been a competitive environment, and I think everyone in our line of business has probably said the same thing for several years. But that said, nobody either has so much capital or so much low-cost capital that they're crowding us out, so I think everybody's been able to continue to be satisfied with the opportunities that they've been able to uncover. In our case, we added a couple of distribution purchases in second quarter that weren't in our initial guidance for the year, and cap rates have ranged sort of between 6% and 7% for some of the new transactions that have come into the portfolio. We have $124 million of transactions that are scheduled to come into the portfolio in third quarter. And I think earlier this year, we had indicated that we hope to deploy capital at an average going in cap rate of around 6.5%, and with larger volume than anticipated, I think, at least right now, that we would be about 20 basis points above that target, at about 6.7%, and we've been able to add quite good credit quality and asset quality to the portfolio, so far, so good.

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Laura Dickson:

Okay. And then regarding capital sources, I think I might have missed this part in Pat's closing remarks, but are there any debt or equity assumptions or additional equity baked into guidance?

T. Wilson Eglin:

None.

Laura Dickson:

None. Okay. And then for the update on -- you guys have mostly covered 2017 expirations, and so looking at 2018, are there any big chunks there, especially for like Swiss Re, which I think is set to expire at the end of 2018?

T. Wilson Eglin:

Yes, what we typically do with third quarter is go into great detail about 2018, and so a lot of extension negotiations going on right now, so we're hopeful that when we get to next quarter, we'll be able to give a clearer picture. But, yes, looking at the office rollover next year, the Swiss Re building at the end of the year has been one that we've flagged before as a known vacancy that's coming at us. That one does have quite a large non-recourse mortgage on the building, so it may be that we can eek out some equity value, but the real downside risk has been protected already.

Operator:

The next question comes from Sheila McGrath with Evercore.

Sheila McGrath:

Will, on the 2 forward build-to-suits announced in the quarter, the same lease term, 15 years, both industrial, but much different cap rates and also price per square foot. I was just wondering if you could give us a little more detail. Is the one with the higher price per square foot special purpose or have TI? What exactly is the difference?

T. Wilson Eglin:

Yes, the one higher basis and higher cap rate asset is a cold storage facility, Sheila, so that's the principle reason why the cap rate is higher in that instance.

Sheila McGrath:

Okay. Great. And then, Will, on the Arrow transaction, I think you mentioned that that was a very good outcome, but when you look in the supplemental, it kind of skewed the leasing spreads negative. Any idea, if you kind of made the adjustment for the benefit of converting that to net, how the leasing spreads would have looked?

T. Wilson Eglin:

Yes, I think cash rents adjusted for comparability would have been up about 29%.

Patrick Carroll:

That’s right.

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Sheila McGrath:

So it would take the minus 14 to plus 29?

Patrick Carroll:

On that asset, yes. I mean, the -- right, on the net rents for that property, it's -- currently, when it was a gross lease, it was like $13.06, and net rent is $18.50 after.

Sheila McGrath:

Okay. Okay. And then on W.P. Carey's call, they mentioned how competitive the environment was and that they were looking towards forward build-to-suit. Have you noticed that market getting a lot more -- the forward build-to-suit market getting a lot more competitive?

T. Wilson Eglin:

Not particularly. We've been able to continue to find good opportunity for ourselves. There have always been others active in that space as well, so I think we're still finding a good mix of forward commitments and acquisitions to meet our investment objectives, at least.

Sheila McGrath:

Okay. And then last question -- Pat, on net debt to EBITDA, I think you said it was 5, 4 at quarter end. What is the guidance for the year or year end, if you could remind us?

Patrick Carroll:

We're comfortable with anything under 6, but mid-5s is where we would expect it to remain for the year.

Sheila McGrath:

Okay. Thanks.

Patrick Carroll:

Oh, hey, Sheila?

Sheila McGrath:

Yes.

Patrick Carroll:

The 29% was on a GAAP basis. It's 2.7% on a cash basis adjusting for Arrow.

Operator:

The next question comes from John Guinee of Stifel.

John W. Guinee:

A few little sort of curiosity questions. On Statesville, I guess you imply that you aren't really sure whether that'll release or you'll get it back. It looks to me -- and I might be off on this -- that your net rent is about $3.30 a foot. If you sell something like that vacant, what would that trade for?

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T. Wilson Eglin:

I have James Dudley here, who heads our Asset Management Group, John, so he may be able to give you some perspective on what that building would be worth empty versus leased.

James Dudley:

Well, first, John, I think that there is a very high probability we get that lease renewed, and I think we'll do better than what we currently have with the in-place rents. So we're pretty far along in that process, but, secondarily, I think it's probably around $40 a foot vacant.

John W. Guinee:

Okay. Great. And then the second question -- you did a short-term renewal on the U.S. government. Can you talk a little bit -- and I guess it was a big rent roll-down. Talk about how they do business. Was there any chance that they would leave? How did they negotiate it? Why a 4-year renewal? Any cash involved in the -- for TIs and releasing?

James Dudley:

There were some base-building improvements that needed to happen, so it was an opportunity to provide them with some base-building improvements and to get them to renew. Their lease rate, at around $24, was well above market, and the $20, approximately, lease rate that we have now is still above market. So it was an effort to try to get some additional term out of them and also enhance the building.

John W. Guinee:

Those were net numbers, or are they gross numbers?

James Dudley:

They're net numbers.

John W. Guinee:

Okay. And then I guess while we've got you here, your big rollover year is office in 2019, and you mentioned that Swiss Re in late '18 was already a known vacancy. Any of these big tenants -- FedEx, Swiss Re, Honeywell, Cummins -- known move-outs already for '19, or are they all in place paying rent?

T. Wilson Eglin:

Well, no, the other Swiss Re building in 2019 would be another one that we've flagged before on our watch list for that year. The big one is Federal Express, and we are in discussions with them about extending that lease. And Cummins -- there's actually a put call at the end of that lease term where that building can either be -- will end up being sold to them for about $5 million.

John W. Guinee:

So that's essentially they have the purchase option at $5 million?

T. Wilson Eglin:

Essentially, and recall that we did a credit tenant lease financing earlier where we monetized that whole rent stream, John, so that asset is actually not generating any free cash flow right now.

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John W. Guinee:

So when you're talking about your difference between GAAP and cash, is it primarily the Cummins building?

Patrick Carroll:

For what? You mean, going forward?

John W. Guinee:

Oh, you're saying it's --

Patrick Carroll:

Well, right, and the answer is GAAP and cash in that asset are probably very close, but even though we put full financing on it and we monetize the whole rental stream, we still have the asset, the debt and the revenue stream on our books.

John W. Guinee:

Okay. So what you're saying is it's still paying a $12 or so net rent, whether it's GAAP or cash, but there's no free cash flow because you're amortizing the debt fully?

T. Wilson Eglin:

Because the qualifies for principal and interest.

Patrick Carroll:

Right, because of the debt service.

John W. Guinee:

So we should value that $4.6 million annual income stream at about a $5 million value because that's the purchase option?

Patrick Carroll:

That is the purchase option, but, remember, it's levered, so if you're going to do that, you have to take off the mortgage also.

Operator:

And the next question comes from Gene Nusinzon of JP Morgan.

Gene Nusinzon:

Just two questions, first on dispositions. You talked about 1.9% of the portfolio being vacant and 2019 being the time for an end to heavy office lease rollover. Just big picture-wise, is there a certain level of vacancy you're comfortable with running at? And generally how long does it take to sell an average vacant office building?

T. Wilson Eglin:

I think that we've always said that running the company, up until now, at above 96% occupancy was sort of a good number. We've made real progress, however, it addressing vacant buildings that would be, in our minds, very difficult to lease or might require a lot of capital to lease in a multi-year lease up period, so that should be the trend. We are still going to be trying to move some vacancy out of the portfolio, and principally that's going to involve disposition work. There are several buildings in our multi-tenant portfolio that we're comfortable leasing up to high occupancy. There are others that we're going to focus on turning into cash. Some of the disposition activity you'll see that may show up in fourth quarter this year will be a process that we've talked about before, where we want to be disciplined about selling some properties when they reach that point when there's 10 years of lease term left. That's a way of booking gains and generating high IRRs without holding every asset to the end of the lease term. So there are really two things that are going on on the disposition program between here and, say, the end of next year. One is to try to shrink that stub portfolio that's not single-tenant office or industrial down close to zero, and the other thing is to take advantage of opportunities to sell some buildings with 10 years of term remaining. So I would think that we should be able to sustain pretty high occupancy through the process.

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Gene Nusinzon:

Maybe looking back to 2016, is there a way you could put a number around average time on market for an average vacant office building before it transacted?

T. Wilson Eglin:

Every situation is different. It depends on how -- one of the nice things about owning single-tenant real estate is you know often if you're going to have a vacancy. You're not surprised, so you can get a head start and effect some sales pretty quickly after they come off-lease. But our general assumption with respect to leasing is that sometimes a big office building can take 1 to 2 years to lease up, and if we decide to make a sale, we should be able to turn that asset into cash more quickly.

Gene Nusinzon:

Okay, great. Thank you. Last question, on acquisitions. Your message around just deal flow changes a little bit from quarter-to-quarter. Can you talk about just how many build-to-suit opportunities you looked at in the first quarter, maybe some you placed under LOI, and how many you expect to win going forward?

T. Wilson Eglin:

Gene, we try to talk about our pipeline in terms of reality, and we talk about transactions when they're actually under contract and committed to. We began the year thinking that we might have volume of $300 million or so, and now there have been transaction opportunities that have allowed us to go above and beyond that. It's a very large market. We could sit here and brag that we see billions and billions and billions of dollars of opportunity, but the real skill is to try to sift through it and find what meets our criteria and also where our skill set in the build-to-suit area can add some value. So people talk about their pipeline and how many deals they look at, but the trick is to really try to focus in and use your time wisely.

Gene Nusinzon:

You're saying your hit rate has improved from, I guess, the first quarter.

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T. Wilson Eglin:

I think our hit rate is usually pretty high, but, like I say, we could say that we've looked at billions and billions of dollars of transactions and feel like we had a low hit rate, but where we're really trying to focus on is where we can find merchant builders that want to use our balance sheet to help their business, and I think we've done a good job focusing on those relationships where we're more likely to have a high hit rate and where it's worth us spending the time to underwrite new transactions.

Operator:

(Operator Instructions) The next question is a follow-up from Sheila McGrath of Evercore.

Sheila McGrath:

Will or Pat, I think you mentioned in the back half of the year CapEx could be about $17 million. If you look at '17 CapEx and then go forward to 2018 and 2019, when do you think we will see the benefit of your portfolio shift and see that CapEx kind of trending lower?

Patrick Carroll:

Well, as you get out of the office rollovers, that number should come down dramatically.

T. Wilson Eglin:

It's already about half of what it was a few years ago, so we've had some of the benefit.

Patrick Carroll:

Yes.

Sheila McGrath:

Okay, great. And then the AFFO payout ratio is reasonably conservative and looks better even next year. How should we think about your dividend policy as we look towards the end of this year and into next?

T. Wilson Eglin:

Well, we have the dividend right now roughly in line with our taxable income run rate, and that's sort of where we want to keep it. We do have a bias towards growing the dividend modestly every year. We have a shareholder constituency that values the income, and we'll be discussing dividend policy with the board and have an announcement later this year.

Sheila McGrath:

Okay. And last question -- I think you said you have about $100 million of disposed for the balance of the year, but you'll continue to always prune the portfolio. What's like a good kind of recurring disposition volume that we should kind of think about as an ongoing kind of metric?

T. Wilson Eglin:

I would say once we're finished with the portfolio repositioning, and we want to be finished with that by the end of next year. I always think, given our size, about $100 million of dispositions is what we want to always do to keep upgrading the portfolio, and like I said earlier, there are times when we think the best time to get a good value for an asset is when there's 10 years of term left. So there's going to be some continual capital recycling, but that's probably in the out years. If you're modeling the company longer term, that would be what I would assume right now. Next year, our disposition thoughts are probably a little bit heavier than $100 million because we still have some repositioning work left, but last year was the heaviest year, this year less so, and next year a little bit less so to get to our desired portfolio state.

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Operator:

The next question comes from Joshua Dennerlein of Bank of America.

Joshua Dennerlein:

Just wanted to follow up on Sheila's question. What's in the $100 million of assets left to sell this year? How many assets?

T. Wilson Eglin:

It's a combination of things. As I said, some office buildings where we're marketing with 10 years of term, some assets in that small portfolio that has retail properties and some vacancy in it, so it's a mix of assets, and there will be some assets marketed for sale over and above that that could potentially -- might come into the disposition plan towards the end of fourth quarter.

Operator:

The next question comes from Daniel Donlan of Ladenburg Thalmann.

John Massocca:

Hi, this is actually John Massocca on for Dan. Just looking -- I know it's a long way out and it's kind of a small portion of the portfolio, but I was kind of curious. When you look at your Kmart retail exposure, you're in some of those buildings, and those buildings are paying a pretty low rent per square foot. I mean, as those come offline or the leases expire on those, would you look to put CapEx in those maybe to reposition them, or is it something where you would just, if the rents don't -- if Kmart doesn't renew, you would just sell as is?

James Dudley:

I think for the vast majority of them, they'll be sales. We're looking to sell the users, and we've had some activity on some of the assets already to potentially be user sales.

John Massocca:

And what -- it's kind of a mixed bag, but what do you think you could sell those for on like a square-foot-per-square-foot basis?

James Dudley:

I think it's a pretty wide range, because the locations are so different. I mean, it's just -- we don't really know yet I guess would be the way I would put it, but it's going to be a wider range because the locations vary so dramatically.

Operator:

The next question is a follow-up from John Guinee of Stifel.

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John W. Guinee:

Yes, two questions. One is essentially, Pat, you described Cummins in a manner very similar to the Xerox deal in Palo Alto, where the debt fully amortizes over the lease term and the building reverts back to somebody else, so there's really -- it looks good on a NAV basis, but there's no residual, but you have to adjust for the debt also. Are there any other assets that have a similar structure of significance?

T. Wilson Eglin:

No. No, the Palo Alto is a ground lease, so we don't own the fee. That's why it reverts back. And Cummins we monetized the rental stream with the balloon in the call put, but there are no others.

John W. Guinee:

Okay. And then 1701 Market keeps popping up as a very big, multi-tenant building. What's your plan for that building, 1701 Market in Philadelphia?

James Dudley:

We've initially started discussing a renewal with the tenant, so we're hopeful that we're going to get Morgan, Lewis to renew.

John W. Guinee:

Okay, but it's a bit -- every building in Center City, Philadelphia -- every B building in Center City, Philadelphia, has traded in the last few years. Is that on the thought process?

T. Wilson Eglin:

Not right now. We have a happy tenant. We'd like to have them stay in the building longer term.

Operator:

And this concludes our question-and-answer session. I would now like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Well, thanks to all of you again for joining us this morning. We appreciate your continued participation and support. If you would like to receive our quarterly supplemental package, please contact Heather Gentry, or you can find additional information on the company on our website at www.lxp.com. And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again, and have a good day, everyone.

Operator:

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect your lines. Have a great day.

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